Exhibit 3.3

CERTIFICATE OF INCORPORATION

OF

EVERTEC FINANCE CORP.

a Puerto Rico corporation

(the “Corporation”)

(Adopted as of April 13, 2012)

CERTIFICATE OF INCORPORATION

OF

EVERTEC FINANCE CORP.

THE UNDERSIGNED, acting as the incorporator of a corporation under and in accordance with the General Corporations Law of the Commonwealth of Puerto Rico of 2009, as the same exists or may hereafter be amended from time to time (the “General Corporations Law”), hereby adopts the following Certificate of Incorporation for such corporation:

ARTICLE I

NAME

The name of the corporation is EVERTEC Finance Corp. (the “Corporation”).

ARTICLE II

PURPOSE

The nature of the business of the corporation, to the extent permitted by applicable law, will be to sell, hold, assign, pledge, acquire, convey, transfer, exchange, maintain, deal in, invest in, or re-invest in any equity or debt of, participation in or other interests in any entity, corporation, partnership, limited liability company, limited liability partnership or other forms of legal entities, and any other lawful business authorized by the General Corporations Law and other applicable laws.

ARTICLE III

REGISTERED AGENT

The physical and postal address of the designated office of the Corporation in Puerto Rico is Carretera 176, Km. 1.3, Cupey Bajo, San Juan, Puerto Rico 00926, and the name of the Corporation’s initial resident agent at such address is EVERTEC Finance Corp.

ARTICLE IV

CAPITALIZATION

The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 1000 shares, all of which shall be shares of common stock having a par value of $0.01 per share (the “Common Stock”).

ARTICLE V

INCORPORATOR

The name and mailing address of the incorporator is as follows:

Name	Address

Thelma Rivera	250 Munoz Rivera Avenue American International Plaza, Suite 1400 San Juan, Puerto Rico 00918

ARTICLE VI

CONFLICT WITH STOCKHOLDERS AGREEMENT

To the extent that the terms of this Certificate of Incorporation are inconsistent with the terms of that certain Stockholders Agreement, dated as of April 17, 2012, by and among Carib Latam Holdings, Inc., AP Carib Holdings, Ltd., Popular, Inc., Carib Holdings, LLC and the other stockholders of Carib Latam Holdings, Inc. party thereto (as amended, supplemented, restated or otherwise modified from time to time, the “Stockholders Agreement”), the terms of the Stockholders Agreement shall control and govern.

ARTICLE VII

DIRECTORS

Section 7.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the board of directors (the “Board”). In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate of Incorporation or the Bylaws (the “Bylaws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the General Corporations Law, this Certificate of Incorporation and any Bylaws adopted by the stockholders; provided, however, that, no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 7.2 Election. Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

ARTICLE VIII

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders.

ARTICLE IX

LIMITATION OF DIRECTOR LIABILITY;

INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Section 9.1 Limitation of Director Liability. Subject to the provisions of ARTICLE VI hereof, to the fullest extent that the General Corporations Law or any other law of Puerto Rico as the same exists or is hereafter amended permits the limitation or elimination of the liability of directors, no person who is or was a director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or amendment of this Section 9.1 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 9.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Section 9.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by the General Corporations Law or any other law of Puerto Rico, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “proceeding”) by reason of the fact that he or she is or was an incorporator, resident agent, director or officer of the Corporation or, while an incorporator, resident agent, director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection with such proceeding. The right to indemnification conferred by this Section 9.2 shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition; provided, however, that, if the General Corporations Law requires, an advancement of expenses shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that the indemnitee is not entitled to be indemnified for the expenses under this Section 9.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 9.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 9.2, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 9.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate of Incorporation, the By-Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 9.2 by the stockholders of the Corporation or by changes in law or by the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 9.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto) and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 9.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

(e) The Corporation hereby acknowledges that an indemnitee may have certain rights to indemnification, insurance and/or advancement of expenses provided by one or more persons or entities who employ such indemnitee or of which such indemnitee is a partner or member or with such persons’ or entities’ respective affiliated investment funds, managed funds and management companies, if applicable, or such persons’ or entities’ respective affiliates (collectively, the “Secondary Indemnitors”). The Corporation hereby agrees (i) that it is the indemnitor of first resort—meaning that, its obligations under this Section 9.2(e) are primary and any obligation of the Secondary Indemnitors to advance expenses and provide indemnification for the same expenses and liabilities incurred by any such indemnitee are secondary, (ii) that it shall be required to advance the full amount of expenses incurred by any such indemnitee and shall be liable for the full amount of any losses, claims, damages, liabilities and expenses (including, without limitation, attorneys’ fees, judgments, fines, penalties and amounts paid in settlement) to the extent legally permitted and as required by this Certificate of Incorporation, the Bylaws or any other agreement between the Corporation and such indemnitee, without regard to any rights that such indemnitee may have against the Secondary Indemnitors and (iii) that it irrevocably waives, relinquishes and releases the Secondary Indemnitors from any and all claims that it has or may have against the Secondary Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Secondary Indemnitors shall affect the foregoing and that the Secondary Indemnitors shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of any such indemnitee against the Corporation. The Corporation and each indemnitee agree that Secondary Indemnitors are express third-party beneficiaries of this Section 9.2(e).

ARTICLE X

DURATION

This Certificate of Incorporation will become effective upon the filing date. The term of existence of the Corporation will be perpetual.

ARTICLE XI

AMENDMENT OF CERTIFICATE OF INCORPORATION

Subject to the terms of the Stockholders Agreement, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (in the manner now or hereafter prescribed by this Certificate of Incorporation and the General Corporations Law); and except as set forth in ARTICLE IX, all rights, preferences and privileges herein conferred upon any stockholder, director or other person by this Certificate of Incorporation, in its present form or as hereafter amended, are granted subject to the right reserved in this Article.

IN WITNESS WHEREOF, the undersigned, for the purpose of forming a corporation pursuant to the General Corporations Law, hereby swears that the facts herein stated are true, this 13th day of April, 2012.

/s/ Thelma Rivera
Thelma Rivera, Incorporator

Certificate of Incorporation of EVERTEC Finance Corp.